Exhibit 99.1

FOR IMMEDIATE RELEASE	CONTACT: Warren Spector
	Tel	847 884 1877
	Fax	847 755 3045
	Email	wspector@barringtontv.com

BARRINGTON REPORTS FOURTH QUARTER OPERATING RESULTS

Hoffman Estates, IL, March 17, 2008 – Barrington Broadcasting Group LLC (“Barrington”) announced today its financial results for the quarter ended December 31, 2007 and for the year ended December 31, 2007.

Highlights of Barrington’s consolidated financial results for the quarter and year ended December 31, 2007 are presented below.  The comparative financial results for the year ended December 31, 2006 are presented on a pro forma basis as if all acquisitions completed in 2006 were completed on January 1, 2006.

•                  Gross revenues for the quarter ended December 31, 2007 decreased 17.6% to $35.4 million from $43 million for the quarter ended December 31, 2006.  The decrease was primarily due to a decrease in political revenues for the quarter of $9.9 million.  Political revenues for the quarter ended December 31, 2007 were approximately $1.1 million.  National revenues decreased 1.4%, or $.1 million, to $10.1 million for the quarter ended December 31, 2007.  Local revenues increased 12.2%, or $2.3 million, to $21.2 million for the quarter ended December 31, 2007.  Not including political revenues, combined local and national gross revenues increased 7.3%, or $2.2 million, for the quarter ended December 31, 2007.

•                  Net revenues (gross revenues less agency commissions and other direct costs) for the quarter ended December 31, 2007 decreased 16.2% to $30.4 million from $36.2 million for the quarter ended December 31, 2006.

•                  Operating expenses for the quarter ended December 31, 2007, not including depreciation and amortization, increased $.3 million, or 1.6%, to $21.1 million.  The increase was primarily due to increases in salaries, utilities and property taxes.

•                  Broadcast Cash Flow (as defined herein) for the quarter ended December 31, 2007 decreased 37.4% to $10.6 million from $16.9 million for the quarter ended December 31, 2006.

•                  Gross revenues for the year ended December 31, 2007 decreased 7.4% to $131.7 million from $142.2 million for the year ended December 31, 2006.  The decrease was primarily due to decreases in political revenues as well as national revenues.  Political revenues decreased $15 million to $1.7 million and national revenues decreased 4.8%, or $1.9 million, to $38.6 million for the year ended December 31, 2007.  Local revenues increased $6.4 million, or 8.5%, to $81.3 million.  Not including political revenues, combined local and national gross revenues increased 3.8%, or $4.4 million, for the year ended December 31, 2007.

•                  Net revenues (gross revenues less agency commissions and other direct costs) for the year ended December 31, 2007 decreased 6.9% to $112.5 million from $120.9 million for the year ended December 31, 2006.

•                  Operating expenses for the year ended December 31, 2007, not including depreciation and amortization, decreased $.1 million to $82.2 million.  Increased expenses in website development, salaries, and sales expenses were offset by news automation and other expense savings.

•                  Broadcast Cash Flow for the year ended December 31, 2007 decreased 17.3% to $35.7 million from $43.2 million for the year ended December 31, 2006.

For more information regarding this financial information, including certain adjustments and assumptions, and a definition of Broadcast Cash Flow, see the attachments to this press release.

Highlights of Barrington’s actual consolidated financial results for the year ended December 31, 2007 compared to Barrington’s actual consolidated financial results for the year ended December 31, 2006 are presented below.

•                  For the year ended December 31, 2007, net revenues increased to $112.5 million from $76.1 million for the year ended December 31, 2006.  Operating expenses, not including depreciation and amortization, increased to $82.2 million for the year ended December 31, 2007 from $50.5 million for the year ended December 31, 2006.  The increases were primarily due to acquisitions of stations acquired from Raycom Media, Inc. in August 2006.  The results of those stations were only included in the results for the year ended December 31, 2006 from the August 11, 2006 acquisition date.

K. James Yager, Chief Executive Officer, commented, “Our goal has been and remains to grow local revenue and continue containing operating costs at all stations.  Our 12.2% growth in local revenues in the 4th quarter and 8.5% growth in local revenues for the year while keeping operating costs flat continues to support that overall long term strategy”.

Conference Call

As previously announced, Barrington will host a conference call to discuss its fourth quarter results at 11:00 AM (EDT) on Tuesday, March 18, 2008.  The dial-in information for the earnings call is as follows: 1-800-218-0530.  A telephonic replay of the earnings call will be available beginning on March 18, 2008 at 1:00 PM (EDT) and remain available for thirty days.  To access the replay, call 1-800-405-2236   (domestic callers) or 1-303-590-3000 (international callers) and enter access code 11110366#.

During the conference call, representatives of Barrington may discuss and answer one or more questions concerning Barrington’s business and financial matters. The responses to these questions, as well as other matters discussed during the call, may contain information that has not been previously disclosed.

Annual Report

The information in this press release should be read in conjunction with the financial statements and footnotes contained in Barrington’s annual report for the year ended December 31, 2007 to be filed with the Securities and Exchange Commission.

Non-GAAP Financial Measures

Broadcast Cash Flow, EBITDA and Adjusted EBITDA (each as defined in the attachments to this press release) are non-GAAP financial measures (i.e., they are not measures of financial performance under generally accepted accounting principles) and should not be considered in isolation from or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP.   Broadcast Cash Flow, EBITDA and Adjusted EBITDA, as used herein, are not necessarily comparable to similarly titled measures of other companies.  For definitions of and additional information regarding Broadcast Cash Flow, EBITDA and Adjusted EBITDA and a reconciliation of such measures to the most comparable measures calculated in accordance with GAAP, please see the attachments to this press release.

Broadcast Cash Flow, EBITDA and Adjusted EBITDA are measures commonly used by financial analysts in evaluating performance of companies, including broadcast companies.  Accordingly, Barrington believes that Broadcast Cash Flow, EBITDA and Adjusted EBITDA may be useful in assessing Barrington’s operating performance and its ability to meet its debt service requirements.  Barrington also believes that these measures allow a standardized comparison between companies in the broadcast industry, while minimizing the differences from depreciation policies, financial leverage and tax strategies.

About Barrington

Barrington was formed in 2003 to acquire and operate television stations in smaller markets across the United States.  Barrington currently owns and operates twenty network affiliated televisions stations and operates a twenty first station under a local marketing agreement.  Barrington is owned and controlled by Pilot Group, with management as its partner. Pilot Group is a non-traditional private investment firm founded in 2003 by a group of operating executives who actively help its management partners achieve their goals.

Forward Looking Statements

The statements in this press release that are not historical facts are forward-looking statements that are subject to material risks and uncertainties.  Investors are cautioned that any such forward-looking statements are not guarantees of future performance or results and involve risks and uncertainties, and that actual results or developments may differ materially from those in the forward-looking statements as a result of various factors.  Such factors include those risks described from time to time in Barrington’s filing with Securities and Exchange Commission.  These factors should be considered carefully and readers are cautioned not to place undue reliance on such forward-looking statements.  Barrington does not undertake to update any forward-looking statements in this press release or with respect to matters described herein.  Barrington’s results for the year ended December 31, 2007 are subject to the completion and filing with the Securities and Exchange Commission of its annual report on Form 10-K for such period.

Barrington Broadcasting Group LLC

Financial Information

Three Months and Twelve Months Ended December 31, 2007 and December 31, 2006

	Three Months Ended		Twelve Months Ended
	Actual	Actual	Pro forma(1)	Actual
(Dollars in thousands)	12/31/2006	12/31/2007	12/31/2006	12/31/2007

Statement of Operations Data:
Net revenue	$36,201	$30,357	$120,872	$112,539
Expenses:
Operating(2)	19,687	20,012	77,657	77,529
Depreciation and amortization	7,358	7,225	31,591	29,459
Corporate	1,082	1,082	4,663	4,663
Total Operating Expenses	28,127	28,319	113,911	111,651

Income from operations	8,074	2,038	6,961	888
Total net interest expense	6,673	6,617	26,680	26,537
Non-operating income(3)	—	(256)	—	(256)
Income (loss) before income taxes	1,401	(4,323)	(19,719)	(25,393)
Income tax expense (benefit)(4)	(17)	67	146	(64)
Net Income (loss)	$1,418	$(4,390)	$(19,865)	$(25,329)

Other Financial Data:
EBITDA(5)	$15,432	$9,263	$38,552	$30,347
Adjusted EBITDA(6)	15,847	9,510	38,569	31,072
Broadcast Cash Flow(7)	16,929	10,592	43,232	35,735

Balance Sheet Data:
Cash and cash equivalents				$2,268
Total long-term debt, including current portions(8)				$273,579

(1) Pro forma consolidated financial data is based on Barrington’s historical unaudited consolidated financial results for the twelve months ended December 31, 2006 as adjusted to give effect to the following events as if each had occurred on January 1, 2006: (i) Barrington’s acquisition of WPDE and a local marketing agreement for WWMB in February 2006; (ii) Barrington’s acquisition of substantially all the assets of twelve stations owned by Raycom Media, Inc. and certain of its subsidiaries; (iii) Barrington Broadcasting and Barrington Capital Corporation’s offering of $125.0 million aggregate principal amount of their 10½ % Senior Subordinated Notes due 2014; (iv) the repayment of Barrington’s old credit facilities; (v) borrowings under Barrington’s new credit facility; (vi) Barrington’s guarantees of SagamoreHill of Carolina, LLC’s and SagamoreHill of Carolina Licenses, LLC’s term loan; (vii) a $60.5 million capital contribution by Barrington’s equity sponsor and (viii) the payment of fees and expenses related to the foregoing.

(2) Includes selling, technical, programming (including amortization of program broadcast rights), general and administrative expenses.  Also includes the net operating expenses in connection with Barrington’s investment in joint ventures.

(3) Consists of gain on the exchange of fixed assets with Nextel.

(4) Since Barrington is a limited liability company, federal taxes are passed through to its members and as such no provision has been made for federal income taxes.  Income tax expense includes various state tax refunds and liabilities.

(5) EBITDA is defined as net income (loss) before provision (benefit) for income taxes, interest expense, depreciation and amortization (excluding amortization of program rights and network revenues).  EBITDA is a measure commonly used by financial analysts in evaluating operating performance of companies.  Accordingly, management believes that EBITDA may be useful in assessing Barrington’s operating performance and Barrington’s ability to meet its debt service requirements.  A reconciliation of EBITDA to net income (loss) is provided below.

	Three Months Ended		Twelve Months Ended
	Actual	Actual	Pro forma(1)	Actual
(Dollars in thousands)	12/31/06	12/31/07	12/31/06	12/31/07

Reconciliation of EBITDA:

Net income (loss)	$1,418	$(4,390)	$(19,865)	$(25,329)
Total net interest expense	6,673	6,617	26,680	26,537
Income tax expense(benefit)(a)	(17)	67	146	(64)
Depreciation and amortization	7,358	7,225	31,591	29,459
Other adjustments(b)	—	(256)	—	(256)
EBITDA	$15,432	$9,263	$38,552	$30,347

(a) Since Barrington is a limited liability company, federal taxes are passed through to its members and as such no provision has been made for federal income taxes.  Income tax expense includes various state tax refunds and liabilities.

(b) Consists of gain on the exchange of fixed assets with Nextel.

(6) Adjusted EBITDA is defined as EBITDA before the provision for amortization of program and broadcast rights, network revenues, other non-cash charges, gains or losses on dispositions of assets and other non-recurring items and after program broadcast rights payments and payments from networks.  Certain financial covenants in Barrington’s credit facility contain ratios based on Adjusted EBITDA and the restricted payment and debt incurrence covenants in the indenture governing Barrington’s senior subordinated notes are based on Adjusted EBITDA.  In addition, management believes that Adjusted EBITDA may be useful in assessing Barrington’s operating performance and Barrington’s ability to meet its debt service requirements because Adjusted EBITDA, as opposed to EBITDA, more accurately reflects Barrington’s operating performance as it takes into account industry specific adjustments such as amortization of program broadcast rights, program broadcast rights payments, amortization of network revenues, cash payments from networks, as well as gains and losses on dispositions of assets and other non-recurring items.  A reconciliation of Adjusted EBITDA to EBITDA is provided below.

	Three Months Ended		Twelve Months Ended
	Actual	Actual	Pro forma(1)	Actual
(Dollars in thousands)	12/31/06	12/31/07	12/31/06	12/31/07

Reconciliation of Adjusted EBITDA:

EBITDA	$15,432	$9,263	$38,552	$30,347
Amortization of program broadcast rights	1,246	1,382	5,033	5,153
Program broadcast rights payments	(787)	(1,190)	(5,034)	(4,709)
Amortization of network revenues(a)	(184)	(101)	(570)	(761)
Cash payments from networks	140	156	588	1,042
Adjusted EBITDA	$15,847	$9,510	$38,569	$31,072

(a) Represents net amounts due from networks which were deferred and amortized over the length of the respective network affiliation agreements.

(7) Broadcast Cash Flow is defined as Adjusted EBITDA before provision for corporate overhead costs.  Broadcast Cash Flow is a measure commonly used by financial analysts in evaluating operating performance of broadcast companies.  Accordingly, management believes that Broadcast Cash Flow may be useful in assessing Barrington’s operating performance and Barrington’s ability to meet its debt service requirements.  A reconciliation of Broadcast Cash Flow to Adjusted EBITDA is presented below.

	Three Months Ended		Twelve Months Ended
	Actual	Actual	Pro forma(1)	Actual
(Dollars in thousands)	12/31/06	12/31/07	12/31/06	12/31/07

Reconciliation of Broadcast Cash Flow:

Adjusted EBITDA	$15,847	$9,510	$38,569	$31,072
Corporate overhead costs	1,082	1,082	4,663	4,663
Broadcast Cash Flow	$16,929	$10,592	$43,232	$35,735

(8) Includes Barrington’s guarantee of indebtedness of SagamoreHill of Carolina, LLC and SagamoreHill of Carolina Licenses, LLC.